EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 pertaining to the 1996 Long-Term Incentive Plan, the 1999 Long-Term Incentive Plan, the 1999 Equity Incentive Plan, and the 1999 Employee Stock Purchase Plan of Charlotte Russe Holding, Inc. of our reports dated December 1, 2008, with respect to the consolidated financial statements and schedules of Charlotte Russe Holding, Inc., and the effectiveness of internal control over financial reporting of Charlotte Russe Holding, Inc., included in the Annual Report (Form 10-K) for the year ended September 27, 2008.

/s/ ERNST & YOUNG LLP

San Diego, California

December 4, 2008